Exhibit 10.30.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of April 2, 2001 by and between Exult, Inc. (the “Company”), and Michael F. Henn (“Executive”).

The Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms set forth herein. Therefore, the Company and Executive hereby agree as follows:

1. Duties and Responsibilities.

(a) Title and Reporting. Initially Executive shall serve as a special advisor to the Company’s Chief Executive Officer (the “CEO”). Commencing not later than April 30, 2001, Executive shall serve as the Company’s Executive Vice President and Chief Financial Officer and shall report to and perform the duties and responsibilities assigned to Executive by the CEO.

(b) Duties. Executive’s duties as Executive Vice President and Chief Financial Officer will include management of and responsibility for the Company’s finances, accounting and reporting, treasury, taxes, insurance, investor relations, and real estate facilities, and review, structuring and execution of the financial aspects of the Company’s mergers & acquisitions activity. The CEO, or such other person as may be designated by the CEO, may also assign other duties and responsibilities to Executive that are reasonably related to the foregoing.

(c) Location. Executive shall be based at the Company’s office located at the Corporate Headquarters at Irvine, California, but Executive shall be required to travel to other geographic locations in connection with the performance of his executive duties.

2. Cash Compensation.

(a) Base Salary. Executive’s initial base salary shall be $300,000 per year payable in accordance with the Company’s standard payroll policies. Executive’s base salary shall be subject to annual review by the Company, and may be increased or decreased in the Company’s discretion, provided that the Company will not decrease Executive’s base salary more than once in any 365-day period. Decrease of Executive’s base salary as provided in the preceding sentence will not constitute a breach by the Company of this Agreement, but may trigger certain rights of Executive pursuant to a separate written severance arrangement with the Company.

(b) Incentive Compensation. Executive will be eligible to participate in incentive compensation programs established by the Company from time to time for its executive officers. The terms of any such incentive compensation program and Executive’s participation therein will be subject to the discretion of the Company’s Board of Directors. Any bonus is intended to reward contribution to the Company’s performance over an entire fiscal year, and (unless other commitments are made in writing to Executive) consequently will be paid only if Executive is employed and in good standing at the time of incentive compensation payments, which generally occurs within 45 days after the close of the Company’s fiscal year. Incentive compensation determinations will be made in the Company’s sole discretion.

(c) Withholding. The Company may deduct and withhold any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders from the compensation payable to Executive in connection with Executive’s employment.

3. Equity Compensation.

(a) Original Options. Upon commencement of Executive’s employment, Exult will issue to Executive options to purchase 500,000 shares of Exult common stock (the “Original Options”).

(b) Contingent Options. In addition, Executive will be eligible for future grant of options to purchase up to an additional 250,000 shares of Exult common stock (the “Contingent Options”) based upon Executive’s accomplishment of performance objectives to be established for him by the CEO in consultation with the Compensation Committee of Exult’s Board of Directors (the “Objectives”). The Objectives will be determined and communicated to Executive in writing not later than July 1, 2001, and will relate to Executive’s performance, and/or his contributions to Exult’s performance, in 2001. Contingent Options that become issuable will be granted as soon as practicable after Executive’s accomplishment of the required Objectives associated therewith can be definitively determined, but in no case later than March 31, 2002. Additional stock options other than the Original Options and Contingent Options may be granted to Executive in Exult’s discretion, but no such additional options are promised.

(C) Basic Option Terms. The Original Options, and any Contingent Options granted, will have an exercise price equal to the fair market value of Exult’s common stock on the date of grant, as determined according to Exult’s 2000 Equity Incentive Plan, and will vest and become exercisable, subject to continued employment, with respect to 25% of the underlying shares on the first anniversary of the date of grant and with respect to the remaining 75% of the underlying shares in 36 equal monthly installments thereafter. All stock options granted to Executive are subject to Exult’s applicable stock option plan and any terms or conditions imposed by Exult in connection with the options.

(d) Offset of Certain Standard Stock Option Grants. The total number of shares issuable upon exercise of Contingent Options and other stock options issuable before the end of 2002 to Executive as part of any standard option grant program that includes other employees or executives will not exceed 250,000. If this limit would be exceeded, then any standard options otherwise issuable to Executive will be reduced to the extent necessary to avoid exceeding the 250,000 share limit, and such a reduction will not constitute “Good Reason” under Executive’s Severance Agreement or Stock Option Addendum or a breach of any obligation Exult might have to Executive. This limit will not apply to any stock options issuable in lieu of salary or incentive compensation, any options issued after 2002, or any options granted to Executive prior to 2003 other than as part of a standard option grant program that includes other employees or executives.

(e) No Representations. No representations or promises are made to Executive regarding the value of Exult stock or options or Exult’s business prospects. Executive acknowledges that information about investment in Exult stock, including financial information and related risks, is contained in Exult’s SEC reports on Form 10-Q and Form 10-K, which have been made available from Exult’s Human Resources department for Executive’s review at any time before Executive’s acceptance of employment or at any time during Executive’s employment. Further, Executive understands that Exult does not provide tax advice and acknowledges Exult’s recommendation that Executive consult with a tax specialist regarding Executive’s employment compensation.

4. Expense Reimbursement. In addition to the compensation specified in Section 2, Executive shall be entitled, in accordance with the Company’s reimbursement policies in effect from time to time, to receive reimbursement from the Company for reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder, provided Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form required by the Company sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.

5. Fringe Benefits.

(a) Benefit Programs. Executive shall, throughout the period of Executive’s employment with the Company (the “Employment Period”), be eligible to participate in all executive life and disability insurance programs, group term life insurance plans, group health plans, accidental death and dismemberment plans and disability programs and other executive perquisites that are made available to the Company’s executive officers and for which Executive qualifies.

(b) Vacation. Executive shall earn vacation time during the Employment Period at the rate of four (4) weeks per year. Vacation shall accrue and be taken pursuant to the Company’s vacation benefit policy set forth in the Company’s Employee Handbook. Executive also shall be eligible to participate in any “floating holiday” or “personal day off” programs offered by the Company. During the first year of Executive’s employment, Executive may take up to four weeks of paid vacation before it is accrued, provided that any such pre-accrual vacation will offset vacation as it accrues.

(c) Death Benefit. If Executive dies during the Employment Period other than as a result of suicide, Executive’s legal representatives shall be entitled to receive an amount equal to one year of Executive’s annual salary (but in no case in excess of $500,000), payable in equal installments in accordance with Company’s standard payroll schedule (subject to all applicable withholdings required by law), but reduced (not below 0) by the aggregate amount of the proceeds of any death benefits paid to Executive’s survivors under policies of life insurance for which the Company paid all premiums as part of the Company’s standard death benefit arrangements.

(d) Disability Benefit. If during the Employment Period Executive suffers Permanent Disability as defined at the time of Permanent Disability in the Company’s 2000 Equity Incentive Plan, or a successor plan thereto other than as a result of attempted suicide, the

Company may, without any liability under this agreement and by written notice to Executive, at any time thereafter suspend or terminate the Employment Period without any severance obligation, except that Executive shall be entitled to continue to receive payments of his salary, as in effect at the time of the incapacitation or disability leading to Permanent Disability, in accordance with the Company’s regular payroll schedule for a period 180 days after such suspension or termination, provided that such obligation will be reduced (but not below 0) by the sum of (A) salary paid in excess of accrued vacation during periods that Executive did not work due to the incapacitation or disability leading to Permanent Disability, plus (B) the aggregate amount of any monthly disability benefits paid to Executive under policies of disability insurance for which the Company paid all the premiums as part of the Company standard disability benefit arrangements.

6. Employment Attributes.

(a) At-Will. Executive’s employment with the Company is at-will and not for a specific term and may be terminated by either the Company or Executive at any time, for any reason without cause or advance notice.

(b) Changes. The Company may change Executive’s responsibilities, duties, title, and reporting relationships at any time for any reason. Such changes will not constitute a breach by the Company of this Agreement, but may trigger certain rights of Executive pursuant to a separate written severance arrangement with the Company.

(c) No Severance. Upon termination of Executive’s employment for any reason, the Company will have no severance obligation under this Agreement other than for payment of accrued but unpaid salary, vacation and expenses. Executive may, however, be entitled to severance benefits in accordance with a separate written severance arrangement with the Company.

7. Conditions to Employment. Notwithstanding execution and delivery of this Agreement or any other document related to Executive’s employment or compensation, Executive’s employment with the Company and rights under this Agreement or such other documents are contingent upon satisfaction of the following conditions:

(a) Proprietary Information and Inventions. Executive must execute and deliver the Company’s standard Confidential Information and Inventions Agreement. Executive’s obligations pursuant to the Confidential Information and Inventions Agreement will survive termination of Executive’s employment with the Company.

(b) Eligibility. Executive must provide to the Company the documents listed on the standard Employment Eligibility (I-9) Form, and demonstrate to the Company’s satisfaction Executive’s legal right to work.

(c) Prior Employment Cessation. Executive must have lawfully and effectively ceased employment with the Meyers Group or its successors, and any employment or consulting relationship with any other third party.

8. Representations.

In order to induce the Company to hire him as set forth in this Agreement, Executive represents, warrants and undertakes to the Company as follows:

(a) Executive has been fully advised to the extent Executive desires by counsel independent of the Company of his obligations under and the terms of all agreements and other obligations applicable to his relationship with all prior employers or parties engaging Executive’s services and their successors (collectively, the “Prior Employers”). Executive does and will rely upon his own judgment and the advice he receives from counsel independent of the Company in any action he takes (or decides not to take) in relation to his employment with Exult and with respect to his obligations to Prior Employers, but Executive will keep the Company fully informed of the nature and extent of his obligations to all Prior Employers at any time and any steps Executive proposes to take to effect his disengagement from all Prior Employers.

(b) Executive has been fully advised by counsel independent of the Company of his obligations under and the terms of this Agreement and the other documents referenced in Section 10(c).

(c) Executive is under no contractual restriction or other restrictions or obligations that are inconsistent with the execution of this Agreement or the performance of Executive’s duties and covenants hereunder, and will not breach any obligations to any Prior Employer.

(d) Executive is under no physical or mental impairment that would interfere with Executive’s ability to perform his duties hereunder.

(e) Executive has full right and power to enter into this Agreement and perform his duties and covenants hereunder without any consent from any third party.

(f) Executive’s performance of his duties and covenants hereunder will not infringe the rights, including intellectual property rights, of any third party.

(g) All information provided by Executive to the Company is true, correct and complete.

In order to induce Executive to enter into this Agreement, the Company represents and warrants to Executive that the terms, conditions, and provisions of this Agreement and the related agreements being entered into between the Company and Executive as of the date hereof are in all material respects the standard and customary terms, conditions, and provisions of similar agreements previously entered into between the Company and other currently employed senior executives, other than details of compensation, incentives, benefits, title, and responsibilities unique to each executive.

9. Certain Covenants.

(a) Focus on Company. During the Employment Period, Executive shall devote his full business time and energy solely and exclusively to the performance of his duties to the Company, and shall render his services under this Agreement fully, faithfully, diligently, and to the best of his ability. During the Employment Period, Executive shall not directly or indirectly provide services of any kind or character to or through any person, firm or other entity except the Company, unless otherwise authorized in writing by the CEO. However, Executive shall have the right to perform such incidental services as are necessary in connection with (a) Executive’s private passive investments, but only if Executive is not obligated or required to (and shall not in fact) devote any managerial efforts which interfere with Executive’s services to the Company, or (b) Executive’s charitable or community activities, or participation in trade or professional organizations, but only if such incidental services do not interfere with Executive’s services to the Company.

(b) Prior Employers. Executive will not, in connection with his employment with the Company, breach any obligation to any Prior Employer or other third party, including without limitation by improperly using or disclosing any confidential information, proprietary information or trade secrets belonging to any Prior Employer, or bringing onto the premises of the Company or in any other way using or referring to any unpublished document or any property belonging to any Prior Employer unless consented to in writing by such Prior Employer, and will return all property and confidential information belonging to any Prior Employer. This is in addition to all obligations of Executive under the Confidential Information and Inventions Agreement.

(c) Non-Solicitation. During the Employment Period and for one (1) year following termination of Executive’s employment, Executive shall not encourage or solicit any of the Company’s employees to leave the Company’s employ for any reason or interfere in any other manner with employment relationships at the time existing between the Company and its employees; or solicit any client of the Company to do business with a third party in a line of business in which the Company is engaged at the time, induce any of the Company’s clients to terminate its existing business relationship with the Company or interfere in any other manner with any existing business relationship between the Company and any client or other third party. Executive acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss that may be incurred by reason of his breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding Executive from continuing such breach.

10. General

(a) Successors and Assigns. This Agreement is personal in its nature and the Executive shall not assign or transfer his rights under this Agreement.

(b) Notices. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:	Exult, Inc.
4 Park Plaza, Suite 1000
Irvine, California 92614
Attention: Chief Executive Officer

With a copy to:	General Counsel

To Executive:	At his address of record as maintained in the Company’s employment files

Any party may change its address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this paragraph.

(c) Entire Agreement. This Agreement, any separate document pursuant to which the Company undertakes severance obligations to Executive, the Company’s Confidential Information and Inventions Agreement, and the separate documentation related to Executive’s stock options together constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the provision by the Company of any consideration or benefits, and supersede all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an authorized officer of the Company. Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company are terminated and cancelled in their entirety and are of no further force or effect.

(d) Governing Law; Severability. This Agreement will be construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

(e) Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

(f) Arbitration. Any and all disputes and claims between Executive and the Company that arise out of Executive’s employment with the Company or termination thereof shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this Agreement or any of the other documents referred to in Section 10(c), claims for wrongful termination or breach of contract or breach of the covenant of good faith and fair dealing, public policy violation, harassment, discrimination, or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time. The only claims not covered by this Agreement are claims for benefits under the workers’ compensation or unemployment insurance laws, which will be resolved pursuant to those laws. Any demand for arbitration must be made within 365 days of the date on which the dispute first arose (unless a longer period of time is required by law), or it will be deemed waived by both parties. Binding arbitration will be conducted in Orange County, California in accordance with the rules and regulations of the American Arbitration Association. Executive understands and agrees that the arbitration shall be instead of any civil litigation and that this means that Executive is waiving his right to a jury trial as to such claims. The parties further understand and agree that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction. The prevailing party in any arbitration conducted pursuant to this Section 10(f), and any appeal therefrom or related thereto, or any litigation between Executive and the Company related to Executive’s employment or termination thereof that occurs notwithstanding this arbitration provision (all of the foregoing being referred to as “Proceedings”), shall be entitled to recover from the non-prevailing party all costs incurred by the prevailing party in the Proceedings, including without limitation attorneys’ costs and fees. The identity of the prevailing party in any Proceeding will be determined by the arbitrator or other trier of fact or tribunal in the Proceeding as the party most nearly achieving the result sought, although the arbitrator or other trier of fact or tribunal may decide in any Proceeding that there is no prevailing party if, on the basis of all of the facts and circumstances, the interests of justice so require. In addition, the Company shall propose a reasonable set of rules to guide any Proceedings. Such rules shall be designed to lead to a prompt and just result without undue delay or expense, but will not be prejudicial to either party. If Executive agrees to such proposed rules and guidelines, the Company will pay on Executive’s behalf or advance to Executive all of Executive’s reasonable costs incurred in the Proceedings. Executive’s acceptance of such payments or advances will constitute Executive’s agreement to reimburse the Company therefor if the Company is found by the arbitrator or other trier of fact or tribunal to be the prevailing party in the Proceeding.

(g) Waivers; Amendments. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any later breach of that provision. This Agreement may be modified only by written agreement signed by Executive and the Company.

(h) Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Facsimile or photographic copies of originally signed copies of this Agreement will be deemed to be originals.

IN WITNESS WHEREOF, the Company and Executive have entered into this Agreement as of the date first above written.

Exult, Inc.

By:

James C. Madden, V
President & CEO

Michael F. Henn